Exhibit 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

July 1, 2025

Eos Energy Enterprises, Inc.

3920 Park Avenue

Edison, New Jersey 08820

Ladies and Gentlemen:

Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-295819) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 13,683,634  shares of its common stock, par value $0.0001 per share (the “Common Stock”and such shares, the “Shares”) and 6,004,378  warrants (the “Warrants”) to purchase 6,004,378  shares of common stock at an exercise price of $5.481  per share (the “Warrant Shares”, and together with the Shares and Warrants, the “Securities”) to be sold pursuant to that certain securities purchase agreement, dated June 30, 2026, by and between the Company and the purchaser therein (the “Purchase Agreement”)

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	Each Share, when such Share has been issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	Each Warrant, when such Warrant has been issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	Each Warrant Share, when issued and delivered upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

Eos Energy Enterprises, Inc.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP